Exhibit 10.4

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of February 9, 2010 (this “Limited Guarantee”), by Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (the “Guarantor”) in favor of Spectrum Brands, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1.    LIMITED GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of February 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SB/RH Holdings, Inc., a Delaware corporation (“Parent”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Battery Merger Sub”), Grill Merger Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“RH Merger Sub”), the Guaranteed Party, and Russell Hobbs, Inc., a Delaware corporation (“RH”), pursuant to which, subject to the terms and conditions therein, among other things, Battery Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving as the surviving corporation and as a direct wholly-owned Subsidiary of Parent, or the restructured transaction contemplated by Section 6.20 of the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the payment, when due, of the Obligations (as defined below) to the extent that any default is made by RH in the payment thereof. For purposes of this Limited Guarantee, “Obligations” means the obligations of RH, if any, to pay (a) the Reverse Termination Fee following termination of the Merger Agreement pursuant to Section 8.3(b) of the Merger Agreement and (b) monetary damages payable by RH following termination of the Merger Agreement to the extent awarded to the Guaranteed Party pursuant to a final, non-appealable Order rendered against RH by a court of competent jurisdiction in connection with any “willful and material breach” (as defined in the Merger Agreement) pursuant to Section 8.2 of the Merger Agreement.

2.    LIMIT ON OBLIGATIONS. The Guaranteed Party hereby agrees that the maximum aggregate amount payable by the Guarantor in respect of all Obligations shall not exceed, and in no event shall the Guarantor be required to pay to any Person or Persons under this Limited Guarantee, an amount exceeding, (a) $50,000,000 less (b) the aggregate amount of any amounts paid to the Guaranteed Party by RH or any other Person in respect of the Obligations (such net amount, the “CAP”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the CAP, and that the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee, other than as expressly set forth herein. The Guarantor shall not be required to make any payment under this Limited Guarantee (a) in circumstances where the Merger Agreement provides that RH is not required to make such payment, or (b) subject to Section 3 hereof, the Guaranteed Party shall have first demanded that RH pay any Obligation that is due and payable by RH, and RH shall have failed to pay it promptly after demand therefor, prior to proceeding against the Guarantor under this Limited Guarantee. The Guaranteed Party further acknowledges that in the event that RH has any unsatisfied Obligations, payment of such Obligations by the Guarantor (or by any other Person, including RH, on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligations with respect thereto (subject to Section 3 hereof). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

3.    NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to any of the Obligations in the event that RH becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the CAP) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection.

4.    CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Subject to Section 2, the Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with RH for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee (other than pursuant to clause (b) of the definition of (“CAP”). Subject to Section 2, the Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against RH or any other Person (other than to demand payment of the Obligations by RH); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement or this Limited Guarantee (to the extent permitted by the Merger Agreement); (d) any change in the corporate existence, structure or ownership of RH or any other Person interested in the transactions contemplated by the Merger Agreement or this Limited Guarantee; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting RH or any other Person liable with respect to any of the Obligations; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against RH or the Guaranteed Party or any other Person, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations. To the fullest extent permitted by law the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, notice of non-

performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices to the RH pursuant to the Merger Agreement and other than demand for payment from RH), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of RH or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its subsidiaries or affiliates, defenses to the payment of the Obligations that are available to the RH under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against the RH that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from RH, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against the Guarantor or any Non-Recourse Party (as defined in Section 10 herein), except for claims following the termination of the Merger Agreement against the Guarantor under this Limited Guarantee (subject to the limitations described herein, including, without limitation, the CAP). The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates it controls not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

5.    NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, RH or any other Person liable for any Obligations prior to proceeding against the Guarantor hereunder.

6.    REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)    the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any applicable Law, Order or contractual restriction binding on the Guarantor or its assets;

(b)    all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)    this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)    the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds (including capital commitments) necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignees pursuant to Section 7 hereof) when due for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7.    NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other party hereto; provided, however, that the Guarantor may, without the prior written consent of the Guaranteed Party, assign its rights, interests and obligations hereunder to one or more of its Affiliates, it being understood that any such assignment shall not relieve the Guarantor of its obligations hereunder.

8.    NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein):

if to the Guaranteed Party, as provided in the Merger Agreement;

if to the Guarantor, as set forth below:

Harbinger Capital Partners Master Fund I, Ltd.

c/o Harbinger Capital Partners

450 Park Avenue, 31st Floor

New York, NY 10022

Attention: Robin Roger, General Counsel

Telephone: (212) 339-5800

Facsimile:  (212) 658-9311

Email: rroger@harbingercapital.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  Jeffrey D. Marell

 Mark A. Underberg

Telephone: (212) 373-3000

Facsimile:  (212) 757-3990

Email:   jmarell@paulweiss.com

munderberg@paulweiss.com

9.    CONTINUING LIMITED GUARANTEE. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations payable under the Limited Guarantee have been paid or otherwise satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the Closing, (b) the termination of the Merger Agreement under circumstances in which, in accordance with its terms, RH would not be obligated to make any payments of the Obligations and (c) 45 days after the entry of the Order referred to in Section 1(b), if the Guaranteed Party has not presented a claim for payment of any Obligation to the Guarantor by such time.

Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee that the provisions of Section 2 hereof limiting the Guarantor’s maximum aggregate liability to the CAP or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in excess of or to a greater extent than the Obligations (subject to the CAP), or asserts any theory of liability against the Guarantor or any Non-Recourse Parties (as defined below) with respect to the Merger Agreement or the transactions contemplated thereby, other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 2), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the transactions contemplated thereby or under this Limited Guarantee.

10.    NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any of Guarantor or any other guarantor, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing but excluding RH to the extent provided in the Merger Agreement (collectively, the “Non-Recourse Parties” and each, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery (other than specific performance and rights against RH pursuant to the Merger Agreement) that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from the Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee and subject to the limitations described herein. Recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates it controls not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except for claims against the Guarantor under this Limited Guarantee. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.

11.    GOVERNING LAW; CONSENT TO JURISDICTION. This Limited Guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed therein without regard to the conflicts of law principles thereof. Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Limited Guarantee, or for recognition and enforcement of any judgment in respect of this Limited Guarantee or the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Limited Guarantee in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 11, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Limited Guarantee or the subject matter hereof, may not be enforced in or by such courts.

12.    WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Limited Guarantee is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Limited Guarantee, or the transactions contemplated by this Limited Guarantee. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 12.

13.    COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts (including by facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

14.    NO THIRD PARTY BENEFICIARIES. Except as provided in Section 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15.    CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. Except as required by applicable Law, or as is necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, this Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Guarantor.

16.    MISCELLANEOUS.

(a)    This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)    Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the CAP as provided in Section 2 hereof and the provisions of Section 10 and this Section 16(b).

(c)    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)    All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

IN WITNESS WHEREOF, each of the parties hereto have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners LLC, its investment Manager

By:	/s/ Peter Jenson
Name: Peter Jenson Title: Vice President

GUARANTEED PARTY:

SPECTRUM BRANDS, INC.

By:	/s/ Kent Hussey
Name: Kent Hussey Title: Chief Executive Officer